UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 2, 2021

REZOLUTE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54495	27-3440894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Redwood Shores Pkwy, Suite 315, Redwood City, CA 94065

 (Address of Principal Executive Offices, and Zip Code)

650-206-4507

Registrant’s Telephone Number, Including Area Code

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RZLT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed by Rezolute, Inc. (the “Company”), on December 21, 2020, Mr. Jung-Hee Lim resigned from the Company’s board of directors, audit committee and compensation committee. With Mr. Lim’s resignation, the Company was no longer in compliance with the Nasdaq listing rule 5605(b)(1) requiring a majority of independent directors on the board and rule 5605(c)(2)(A) requiring three independent directors on the audit committee. Pursuant to the cure period provided in listing rules 5605(b)(1)(A) and 5605(c)(4)(A), we had until the earlier of our next shareholder meeting or December 21, 2021 to cure the deficiency.

On March 2, 2021, the board of directors (the “Board”) of the Company appointed Dr. Vlad Hogenhuis and Dr. Nerissa C. Kreher as directors of the Company. Both Dr. Hogenhuis and Dr. Kreher are independent directors as defined by Nasdaq listing rule 5605(a)(2). With the appointments of Dr. Hogenhuis and Dr. Kreher, the Company regained compliance with Nasdaq listing rules 5605(b)(1) and 5605(c)(2)(A).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2021, the Board appointed Dr. Vlad Hogenhuis and Dr. Nerissa C. Kreher as directors of the Company. Dr. Hogenhuis will serve on the audit committee. Dr. Hogenhuis and Dr. Kreher will serve on the compensation committee.

Dr. Hogenhuis, M.D., recently served as Chief Operating Officer of Ultragenyx Pharmaceutical Inc. (NASDAQ: RARE) from September 2018 to January 2020 with responsibilities for global commercial operations, business development, and manufacturing of medicines for patients with rare diseases. Before that, Dr. Hogenhuis served as Senior Vice President and Global Franchise Head, Specialty Pharmaceuticals of GlaxoSmithKline Plc. (LSE/NYSE: GSK), from December 2012 to September 2018. From 1994 to 2012, he served in leadership positions at Merck in the U.S., China, and Europe, where he was responsible for managing the P&L of specialty and cardiovascular care medicines. He also served as a National Institutes of Health Fellow in Medical Decision Making at New England Medical Centre in Boston, and as a Naval Lieutenant Surgeon in the Royal Dutch Navy. Dr. Hogenhuis currently serves on the board of GATT Technologies B.V., a private company in the Netherlands developing novel surgical hemostats and sealants. He is also a board member of IHP Therapeutics, a private company based in San Francisco, developing a therapy for the treatment of COVID-19 slated to enter clinical development later this year. He previously served as a member of the Board of Directors of Vision 2020, a global initiative for the elimination of avoidable blindness, a joint programme of the World Health Organization and the International Agency for the Prevention of Blindness. Dr. Hogenhuis received a M.D. degree in Medicine Cum Laude from the University of Leiden in the Netherlands. He received an MBA from the Wharton School of Business at The University of Pennsylvania, Philadelphia.

Dr. Kreher, M.D., M.S., MBA, has served as Chief Medical Officer of Entrada Therapeutics, Inc. since December 2020. From February 2019 to October 2020, Dr. Kreher served as Chief Medical Officer at Tiburio Therapeutics, Inc., where she was responsible for clinical development, clinical operations, regulatory and patient advocacy. From October 2016 to December 2018, Dr. Kreher served as Chief Medical Officer of Avrobio, Inc., where she oversaw clinical and regulatory development strategy for the company’s rare disease, ex vivo lentiviral gene therapy pipeline programs. From March 2015 to July 2016, Dr. Kreher served as Global Head (VP) of Clinical and Medical Affairs of Zafgen, Inc., where she was a strategic leader of a cross-functional team charged with creation of global development strategy for beloranib. Dr. Kreher is a board-certified pediatric endocrinologist. Dr. Kreher received a B.S. in biology from University of North Carolina at Chapel Hill, an M.D. from East Carolina University, an MS in clinical research from Indiana University-Purdue University Indianapolis, and an MBA from Northeastern University Graduate School of Business Administration.

Dr. Hogenhuis and Dr. Kreher shall be entitled to receive the same compensation for their services that other non-employee directors and committee members receive for their services.

There are no arrangements or understandings between either Dr. Hogenhuis or Dr. Kreher and any other person pursuant to which they were selected as directors. There are no relationships or related transactions to which either Dr. Hogenhuis or Dr. Kreher is a party that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REZOLUTE, INC.

DATE: March 8, 2021	By:	/s/ Nevan Elam
Nevan Elam Chief Executive Officer